Exhibit 23(b)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-3836, No. 33-81706, No. 33-62645, No. 333-69089, No. 333-35118, No. 333-69081 and No. 333-69690 on Form S-8 of REX Stores Corporation and subsidiaries of our report dated February 18, 2010, relating to the financial statements of Big River Resources, LLC as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 and our report dated February 6, 2008 relating to the financial statements as of December 31, 2007 and 2008 and for the year ended December 31, 2007 and the four months ended December 31, 2006, appearing in this annual Report on Form 10-K of REX Stores Corporation and subsidiaries for the year ended January 31, 2010.

/S/ Christianson & Associates, PLLP

Willmar, Minnesota
April 16, 2010